Exhibit 99.3

RR Donnelley Contacts:

Media Contact: Phyllis Burgee, Director Communications: Tel: +1 630-322-6093 E-mail: phyllis.burgee@rrd.com

Investor Contact: Dave Gardella, Senior Vice President Finance: Tel: +1 312-326-8155 E-mail: david.a.gardella@rrd.com

Courier Corporation Contacts:

Media Contact: Joele Frank, Wilkinson Brimmer Katcher, Averell Withers or Nick Leasure, Tel: +1 212-355-4449

Investor Contact: Peter M. Folger, Senior Vice President and Chief Financial Officer: Tel: +1 978-251-6000 E-mail: investorrelations@courier.com

RR DONNELLEY TO ACQUIRE COURIER CORPORATION

Enhances Content Management, Digital Print and Distribution Capabilities

CHICAGO, IL & NORTH CHELMSFORD, MA, February 5, 2015 — R. R. Donnelley & Sons Company (NASDAQ: RRD) and Courier Corporation (NASDAQ: CRRC) jointly announced today that they have signed a definitive agreement by which RR Donnelley will acquire Courier Corporation, a leader in digital printing, publishing and content management in the United States specializing in educational, religious and trade books.  The agreement has been approved by each company’s Board of Directors.

Under the terms of the transaction, Courier’s shareholders will have the option to elect to receive either $23.00 in cash or 1.3756 RR Donnelley common shares for each outstanding share of Courier they own.  Such elections are subject to pro ration so that a total of 8.0 million shares of RR Donnelley common stock will be issued in the merger.  Based on the closing trading price of RR Donnelley’s common stock on the NASDAQ on February 4, 2015, the merger consideration represents a mix of approximately 49% cash and 51% stock, and a total transaction value of approximately $261 million, plus the assumption of Courier’s net debt and payout of outstanding equity awards.

The acquisition is expected to be both deleveraging and accretive to RR Donnelley’s non-GAAP earnings per diluted share within 12 months following the closing of the transaction, which is expected to occur in the second half of 2015. The completion of the transaction is subject to customary closing conditions, including regulatory approval and approval of Courier’s shareholders.

“This combination represents the next chapter in two long-running success stories woven together by a similar set of core values and operational excellence,” said Thomas J. Quinlan III, RR Donnelley’s President and Chief Executive Officer.  “Our two organizations have a longstanding history of offering industry-leading solutions to our customers.  We look forward to working with Jim Conway and his team in continuing that tradition.”

“By adding our digital printing and content management capabilities to RR Donnelley’s current business, we will be even better positioned to meet our collective customers’ needs,” said James F. Conway III, Courier’s Chairman, President and Chief Executive Officer.  “Our customers can also continue to count on the same level of exceptional service, and our employees will benefit from greater opportunities for professional growth and development.  We are excited by the opportunities created by this combination and look forward to working with RR Donnelley to fulfill them.”

About RR Donnelley

RR Donnelley (NASDAQ: RRD) is a global provider of integrated communications. The company works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, drive top-line growth, enhance ROI and increase compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, the company employs a suite of leading Internet-based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing services to clients in virtually every private and public sector.

For more information, and for RR Donnelley’s Global Social Responsibility Report, visit the company’s web site at http://www.rrdonnelley.com.

About Courier

Courier Corporation is one of America’s major book manufacturers as well as a leader in content management and customization in new and traditional media. It also publishes books under two brands offering award-winning content and thousands of titles. Founded in 1824, Courier is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

Additional Information and Where To Find It

This news release relates to a proposed transaction between RR Donnelley and Courier, which will become the subject of a registration statement on Form S-4 and proxy statement/prospectus forming a part thereof, to be filed with the SEC by RR Donnelley and Courier.  This document is not a substitute for the registration statement and proxy statement/prospectus that RR Donnelley and Courier will file with the SEC or any other documents that RR Donnelley or Courier may file with the SEC or send to shareholders of Courier in connection with the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF COURIER ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY RR DONNELLEY OR COURIER WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus (when available) and other relevant documents filed or that will be filed by RR Donnelley or Courier with the SEC through the website maintained by the SEC at http://www.sec.gov.  Copies of the registration statement, proxy statement/prospectus and other relevant documents filed by RR Donnelley with the SEC will be available free of charge on RR Donnelley’s internet website at http://investor.rrd.com/sec.cfm or by contacting RR Donnelley’s Investor Relations Department at (800) 742-4455.  Copies of the proxy statement/prospectus and other relevant documents filed by Courier with the SEC will be available free of charge on Courier’s internet website at www.courier.com or by contacting Courier Investor Relations at investorrelations@courier.com.

No Offer Or Solicitation

This news release does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

RR Donnelley, Courier, and their respective directors and executive officers may be considered participants in the solicitation of proxies from shareholders of Courier in connection with the proposed transaction.  Information about the directors and executive officers of Courier is set forth in Amendment No. 1 to its Annual Report on Form 10-K for the year ended September 27, 2014, which was filed with the SEC on Form 10-K/A on January 26, 2015..  Information about the directors and executive officers of RR Donnelley is set forth in its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 15, 2014.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Use of Forward-Looking Statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the business, strategy and plans of RR Donnelley and Courier, their expectations relating to the proposed transaction and their future financial condition and performance, including estimated synergies. Statements that are not historical facts, including statements about RR Donnelley or Courier managements’ beliefs and expectations, are forward-looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RR Donnelley and Courier believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RR Donnelley’s or Courier’s control.  By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.  Actual results may differ materially from RR Donnelley’s and Courier’s current expectations depending upon a number of factors affecting their businesses and risks associated with the successful execution and integration of the proposed transaction and the performance of their businesses following such transaction.  These factors include, among others, successful completion of the proposed transaction, the ability to implement plans for the integration of the proposed transaction and the receipt of required regulatory approvals for the proposed transaction (including the approval of antitrust authorities necessary to complete the proposed transaction), and such other risks and uncertainties detailed in RRD’s and Courier’s respective periodic public filings with the SEC, including but not limited to those discussed (i) under “Risk Factors” in RRD’s Form 10-K for the fiscal year ended December 31, 2013, in RRD’s subsequent filings with the SEC and in other investor communications of RRD from time to time and (ii) under “Risk Factors” in Courier’s Form 10-K for the fiscal year ended September 27, 2014 and in Courier’s subsequent filings with the SEC and in other investor communications of Courier from time to time.  RR Donnelley and Courier do not undertake to and specifically decline any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

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